Exhibit 99.1
An update on certain reporting and disclosure topics in our Q1 2023 earnings
The purpose of this blog is to help you better understand our financial results for the first quarter of 2023, which we will release on Tuesday, April 25, by summarizing a few reporting and disclosure topics, as follows:
Three topics we announced in our fourth quarter 2022 earnings release:
i.Reductions in our workforce and office space
Following our January 2023 announcement that we had made the decision to reduce our workforce, we announced our expectation that, as a result, we would incur employee severance and related charges of $1.9 billion to $2.3 billion, the majority of which will be recognized in the first quarter of 2023.
As it relates to headcount, the reported number of employees at the end of the first quarter of 2023 will include almost all of the employees affected by the announcement. We expect most of those affected will no longer be reflected in our headcount by the end of the second quarter of 2023, subject to local law and consultation requirements.
We also announced actions to optimize our global office space and our expectation that we would incur exit costs relating to office space reductions of approximately $0.5 billion in the first quarter of 2023. We may incur additional charges in the future as we further evaluate our real estate needs.
For segment reporting, the substantial majority of the severance and office space exit charges will be included within Alphabet’s unallocated corporate costs.
You will see a tabular disclosure of these charges in our upcoming first quarter 2023 Form 10-Q and quarterly earnings press release in the following format:

	Severance and Related	Office Space	Total
Cost of revenues
Research and development
Sales and marketing
General and administrative
Total charges	$—	$—	$—
ii.Changes in useful lives of server and network equipment
In January 2023 we completed an assessment of the useful lives of our servers and network equipment, resulting in a change in the estimated useful life of our servers and certain network equipment to six years. For assets in service as of December 31, 2022, we expect that the effect of this change will be a reduction of depreciation expense of approximately $3.4 billion for the full fiscal year 2023. We will disclose the effect of the change on our depreciation expense, net income, and earnings per share in our quarterly and annual fiscal year 2023 reporting.
iii.Change in the segment reporting of DeepMind
In our fourth quarter earnings release, we announced that beginning in the first quarter of 2023, DeepMind, previously reported within Other Bets, will be reported as part of Alphabet's unallocated corporate costs reflecting its increasing collaboration with Google Services, Google Cloud, and Other Bets.
Today we further announced that we are bringing together part of Google Research (the Brain Team) and DeepMind to significantly accelerate our progress in AI. This change will not affect first quarter reporting. The group, called Google DeepMind, will be reported in Alphabet’s unallocated corporate costs beginning in the second quarter of 2023.

Two additional changes effective beginning in the first quarter of 2023:
iv.Changes in segment cost allocations
Beginning in the first quarter of 2023, we updated and simplified our cost allocation methodologies to provide our business leaders with increased transparency for decision-making. For example: (i) certain costs associated with corporate initiatives supporting consumer-facing activities, previously reflected in unallocated corporate costs, are now allocated to Google Services; and (ii) centrally-managed shared research and development activities, including our shared developer tools, are now allocated based on an updated measure of the relative benefit derived from the services. As a result of these changes, more of the previously unallocated corporate costs are allocated to our segments, and more of certain previously allocated costs are allocated to our consumer-facing Google Services products and less to Google Cloud enterprise products.
v.Timing of our annual employee equity grants
In the second quarter of 2022 we informed our employees that, beginning in 2023, the timing of our annual employee stock-based compensation awards would shift from January to March. While the shift in timing itself will not affect the amount of stock-based compensation expense over the full fiscal year 2023, it results in relatively less expense recognized in the first quarter compared to the remaining quarters of the year.
Recast historical segment results
After the segment reporting changes noted in items (iii) and (iv) above, unallocated corporate costs primarily include AI-focused shared R&D activities; corporate initiatives such as our philanthropic activities; and corporate shared costs such as finance, certain human resource costs, and legal, including certain fines and settlements. In the first quarter of 2023, unallocated corporate costs will also include charges associated with reductions in our workforce and office space. Additionally, hedging gains (losses) related to revenue continue to be included in unallocated corporate costs.
In our Q1 reported results, you will see that prior periods have been recast to reflect the revised segment presentation of DeepMind and the cost allocation changes, respectively items (iii) and (iv) above.
Recast historical segment results are as follows (in millions):

	Quarter				Fiscal Year
	Recast Historical Results
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	2021	2022
Operating income (loss):
Google Services	$21,973	$21,621	$18,883	$20,222	$88,132	$82,699
Google Cloud	(706)	(590)	(440)	(186)	(2,282)	(1,922)
Other Bets	(835)	(1,339)	(1,225)	(1,237)	(4,051)	(4,636)
Corporate costs, unallocated (1)	(338)	(239)	(83)	(639)	(3,085)	(1,299)
Total income from operations	$20,094	$19,453	$17,135	$18,160	$78,714	$74,842
(1)Includes hedging gains (losses); in fiscal years 2021 and 2022 hedging gains of $149 million and $2.0 billion, respectively.
For reference, segment results as previously reported are as follows (in millions):

	Quarter				Fiscal Year
	Previously Reported Historical Results
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	2021	2022
Operating income (loss):
Google Services	$22,920	$22,770	$19,781	$21,101	$91,855	$86,572
Google Cloud	(931)	(858)	(699)	(480)	(3,099)	(2,968)
Other Bets	(1,155)	(1,686)	(1,611)	(1,631)	(5,281)	(6,083)
Corporate costs, unallocated (1)	(740)	(773)	(336)	(830)	(4,761)	(2,679)
Total income from operations	$20,094	$19,453	$17,135	$18,160	$78,714	$74,842
(1)Includes hedging gains (losses); in fiscal years 2021 and 2022 hedging gains of $149 million and $2.0 billion, respectively.

Posted by Amie Thuener, Vice President and Principal Accounting Officer
Forward-looking statements
This blog post may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, the finalization of our actual financial results for the first quarter of 2023, and those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the SEC and is available on our investor relations website at http://abc.xyz/investor and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. All information provided in this blog post is as of the date hereof, April 20, 2023. Undue reliance should not be placed on the forward-looking statements in this blog post, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.